Exhibit 99

TI reports financial results for 1Q12

Conference call on TI website at 4:30 p.m. Central time today

www.ti.com/ir

DALLAS (April 23, 2012) – Texas Instruments Incorporated (TI) (NASDAQ: TXN) today announced first-quarter revenue of $3.12 billion, net income of $265 million and earnings per share of 22 cents.  EPS includes 10 cents of charges associated with the company’s acquisition of National Semiconductor and restructuring.

“As we expected, our business cycle bottomed in the first quarter, and early signs of growth began to emerge,” said Rich Templeton, TI’s chairman, president and CEO.  “Orders were up 13 percent, and backlog is growing again.  Particularly encouraging is the breadth of increased orders across geographical regions and markets, including the industrial sector.

“Sales in our Analog segment were about level with the prior quarter.  We continue to make progress with Silicon Valley Analog, formerly National Semiconductor, as this product line gains traction with customers and holds a strong position in the important industrial market.  Sales in Embedded Processing were up 7 percent led by growth in the automotive and communications infrastructure markets.  Sales in our Wireless segment declined sharply as we entered the final phase of our exit from baseband products, which were less than 3 percent of total sales in the quarter.  We are expanding the reach of our Wireless segment into multiple markets and experiencing strong diversity in our design-ins.

“We’re poised for growth and share gains as markets rebound.  Our product portfolio is strong, and our design position with customers is excellent.  Our inventory is well-staged, and production in our factories is ramping.  Our teams are confident and hungry, and we expect 2012 to be a good year for growth.”

1Q12 financial summary

Amounts are in millions of dollars, except per-share amounts.

	1Q12	1Q11	Change	4Q11	Change
Revenue	$3,121	$3,392	-8%	$3,420	-9%
Operating profit	$397	$908	-56%	$365	9%
Net income	$265	$666	-60%	$298	-11%
Earnings per share	$.22	$.55	-60%	$.25	-12%
Cash flow from operations	$449	$516	-13%	$970	-54%

Total acquisition-related charges associated with TI’s September 2011 acquisition of National Semiconductor are $174 million in the first quarter.  These charges include $21 million in cost of revenue associated with the contract termination of a distributor.  The remainder, $153 million, includes amortization of intangibles, retention bonuses and other items.  Results also include $10 million of restructuring charges associated with the planned closings of two older factories announced in January 2012.

Revenue in the quarter includes insurance proceeds of about $65 million related to interruption of TI’s business operations as a result of the 2011 Japan earthquake.

Compared with a year ago, lower gross profit in the quarter primarily reflects lower revenue.  Compared with the fourth quarter, lower gross profit reflects lower revenue, which was partially offset by lower charges to cost of revenue related to the National acquisition and an increase in insurance proceeds.

Operating profit declined from a year ago primarily due to lower gross profit, total acquisition-related charges and higher operating expenses due to the inclusion of Silicon Valley Analog.  Compared with the prior quarter, operating profit was higher primarily due to lower restructuring charges and lower total acquisition-related charges.

1Q12 segment results

	1Q12	1Q11	Change	4Q11	Change
Analog:
Revenue	$1,686	$1,536	10%	$1,695	-1%
Operating profit	$335	$418	-20%	$414	-19%
Embedded Processing:
Revenue	$473	$533	-11%	$442	7%
Operating profit	$36	$102	-65%	$12	200%
Wireless:
Revenue	$373	$658	-43%	$722	-48%
Operating profit	$(25)	$141	n/a	$112	n/a
Other:
Revenue	$589	$665	-11%	$561	5%
Operating profit*	$51	$247	-79%	$(173)	n/a

*  Includes total acquisition-related charges of $174 million and restructuring charges of $10 million in the first quarter of 2012, total acquisition-related charges of $256 million and restructuring charges of $112 million in the fourth quarter of 2011 and total acquisition-related charges of $2 million in the first quarter of 2011.

Analog:  (includes High Volume Analog & Logic, Power Management, High Performance Analog and Silicon Valley Analog)
•
Compared with the year-ago quarter, revenue increased due to the inclusion of Silicon Valley Analog revenue.  Revenue from High Performance Analog, High Volume Analog & Logic and Power Management declined.

•
Compared with the prior quarter, revenue was about even as growth in Silicon Valley Analog revenue was offset by a decline in High Volume Analog & Logic revenue.  Power Management and High Performance Analog were about even.

•
Operating profit decreased from the year-ago quarter due to higher operating expenses that resulted from the inclusion of Silicon Valley Analog.  Operating profit decreased from the prior quarter primarily due to lower gross profit.

Embedded Processing:  (includes digital signal processor and microcontroller catalog products that are sold across a wide variety of markets as well as application-specific products that are used in communications infrastructure and automotive electronics)
•
Compared with the year-ago quarter, the decline in revenue was due to lower revenue from products sold into communications infrastructure and from catalog products.  Revenue from products sold into automotive applications increased.

•
Compared with the prior quarter, the increase in revenue was due to higher revenue from products sold into automotive applications and communications infrastructure.  Revenue from catalog products was about even.

•	Operating profit decreased from a year ago primarily due to lower gross profit. Operating profit increased from the prior quarter due to higher gross profit.

Wireless:  (includes OMAPTM applications processors, connectivity products and baseband products)
•	Compared with the year-ago quarter, revenue declined primarily due to baseband products. Revenue from connectivity products also declined while revenue from OMAP applications processors increased.
•	Compared with the prior quarter, revenue decreased primarily due to baseband products. Revenue from OMAP applications processors and connectivity products also declined.
•	Operating profit decreased from the year-ago and prior quarters due to lower gross profit.

Other:  (includes DLP® products, custom ASIC products, calculators and royalties as well as products sold under transitional supply agreements associated with recently acquired factories)
•
Compared with the year-ago quarter, revenue was down due to lower demand for DLP products and expiration of transitional supply agreements.  The first quarter’s results also included proceeds of about $65 million from business interruption insurance related to the 2011 Japan earthquake.

•	Compared with the prior quarter, revenue was up primarily due to the insurance proceeds.
•
Operating profit decreased from a year ago primarily due to total acquisition-related charges.  Operating profit increased from the prior quarter primarily due to lower restructuring charges and lower total acquisition-related charges.

1Q12 additional financial information

•	Orders were $3.24 billion, down 9 percent from the year-ago quarter and up 13 percent from the prior quarter.
•
Inventory was $1.85 billion at the end of the quarter, up $175 million from a year ago and $65 million from the prior quarter.  The increase was due to the company building inventory to support higher anticipated demand in future quarters.

•
Capital expenditures were $103 million in the quarter compared with $194 million a year ago and $152 million in the prior quarter.  Capital expenditures in the quarter were primarily for assembly/test and wafer manufacturing equipment.

•	The company used $300 million to repay its commercial paper borrowings, reducing the outstanding commercial paper obligation to $700 million.
•	The company used $300 million in the quarter to repurchase 9.1 million shares of its common stock and paid dividends of $195 million.

Outlook

For the second quarter of 2012, TI expects:

•	Revenue: $3.22 – 3.48 billion
•	Earnings per share: $0.30 – 0.38

The second quarter’s results will be negatively affected by about $100 million of acquisition charges and about $10 million of restructuring charges.  Combined, these items will impact EPS by about 6 cents.

TI will update its second-quarter outlook on June 11, 2012.

For the full year of 2012, TI continues to expect approximately the following:

•	R&D expense: $2.0 billion
•	Capital expenditures: $0.7 billion
•	Depreciation: $1.0 billion
•	Annual effective tax rate: 28%

The tax rate estimate is based on current tax law and does not assume reinstatement of the federal R&D tax credit, which expired at the end of 2011.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Income
(Millions of dollars, except share and per-share amounts)

	For Three Months Ended

	Mar. 31, 2012	Mar. 31, 2011	Dec. 31, 2011

Revenue	$3,121	$3,392	$3,420
Cost of revenue	1,590	1,664	1,872
Gross profit	1,531	1,728	1,548
Research and development (R&D)	509	422	475
Selling, general and administrative (SG&A)	462	396	443
Restructuring charges	10	--	112
Acquisition charges	153	2	153
Operating profit	397	908	365
Other income (expense) net	(14)	10	5
Interest and debt expense	21	--	21
Income before income taxes	362	918	349
Provision for income taxes	97	252	51
Net income	$265	$666	$298

Earnings per common share:
Basic	$.23	$.56	$.26
Diluted	$.22	$.55	$.25

Average shares outstanding (millions):
Basic	1,143	1,167	1,138
Diluted	1,165	1,194	1,155

Cash dividends declared per share of common stock	$.17	$.13	$.17

Percentage of revenue:
Gross profit	49.0%	50.9%	45.3%
R&D	16.3%	12.4%	13.9%
SG&A	14.8%	11.7%	13.0%
Operating profit	12.7%	26.8%	10.7%

As required by accounting rule ASC 260, net income allocated to unvested restricted stock units (RSUs), on which we pay dividend equivalents, is excluded from the calculation of EPS.  The amount excluded is $4 million, $10 million and $5 million for the quarters ending March 31, 2012, March 31, 2011 and December 31, 2011.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Balance Sheets
(Millions of dollars, except share amounts)

	Mar. 31, 2012	Mar. 31, 2011	Dec. 31, 2011
Assets
Current assets:
Cash and cash equivalents	$1,193	$1,343	$992
Short-term investments	1,572	1,514	1,943
Accounts receivable, net of allowances of ($32), ($20) and ($19)	1,478	1,568	1,545
Raw materials	114	132	115
Work in process	996	934	1,004
Finished goods	743	612	669
Inventories	1,853	1,678	1,788
Deferred income taxes	1,192	771	1,174
Prepaid expenses and other current assets	303	170	386
Total current assets	7,591	7,044	7,828
Property, plant and equipment at cost	6,840	6,712	7,133
Less accumulated depreciation	(2,562)	(3,055)	(2,705)
Property, plant and equipment, net	4,278	3,657	4,428
Long-term investments	239	449	265
Goodwill	4,452	924	4,452
Acquisition-related intangibles, net	2,815	69	2,900
Deferred income taxes	302	899	321
Capitalized software licenses, net	201	193	206
Overfunded retirement plans	37	28	40
Other assets	94	47	57
Total assets	$20,009	$13,310	$20,497

Liabilities and Stockholders’ Equity
Current liabilities:
Commercial paper borrowings	$700	$--	$999
Current portion of long-term debt	378	--	382
Accounts payable	589	605	625
Accrued compensation	382	348	597
Income taxes payable	106	247	101
Accrued expenses and other liabilities	754	593	795
Total current liabilities	2,909	1,793	3,499
Long-term debt	4,207	--	4,211
Underfunded retirement plans	684	527	701
Deferred income taxes	622	82	607
Deferred credits and other liabilities	516	334	527
Total liabilities	8,938	2,736	9,545
Stockholders’ equity:
Preferred stock, $25 par value. Authorized – 10,000,000 shares. Participating cumulative preferred. None issued.	--	--	--
Common stock, $1 par value. Authorized – 2,400,000,000 shares. Shares issued: Mar. 31, 2012 – 1,740,814,489; Mar. 31, 2011 – 1,740,394,740; Dec. 31, 2011 – 1,740,630,391	1,741	1,740	1,741
Paid-in capital	1,112	1,068	1,194
Retained earnings	26,345	25,206	26,278
Less treasury common stock at cost: Shares: Mar. 31, 2012 – 596,461,198; Mar. 31, 2011 – 579,225,953; Dec. 31, 2011 – 601,131,631	(17,385)	(16,738)	(17,485)
Accumulated other comprehensive income (loss), net of taxes	(742)	(702)	(776)
Total stockholders’ equity	11,071	10,574	10,952
Total liabilities and stockholders’ equity	$20,009	$13,310	$20,497

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Millions of dollars)

	For Three Months Ended
	Mar. 31, 2012	Mar. 31, 2011	Dec. 31, 2011
Cash flows from operating activities:
Net income	$265	$666	$298
Adjustments to net income:
Depreciation	243	224	247
Stock-based compensation	69	57	66
Amortization of acquisition-related intangibles	86	7	86
Deferred income taxes	(4)	31	(110)
Increase (decrease) from changes in:
Accounts receivable	63	(44)	236
Inventories	(91)	(158)	203
Prepaid expenses and other current assets	5	(9)	(18)
Accounts payable and accrued expenses	(37)	(83)	(68)
Accrued compensation	(211)	(281)	65
Income taxes payable	67	137	4
Other	(6)	(31)	(39)
Cash flows from operating activities	449	516	970

Cash flows from investing activities:
Additions to property, plant and equipment	(103)	(194)	(152)
Purchases of short-term investments	(242)	(872)	(1,190)
Proceeds from short-term investments	613	1,111	301
Purchases of long-term investments	(1)	(1)	(2)
Proceeds from long-term investments	3	19	82
Business acquisitions, net of cash acquired	--	--	(35)
Cash flows from investing activities	270	63	(996)

Cash flows from financing activities:
Repayment of commercial paper borrowings	(300)	--	(200)
Dividends paid	(195)	(153)	(193)
Proceeds from common stock transactions	259	350	127
Excess tax benefit from share-based payments	18	19	3
Stock repurchases	(300)	(771)	(300)
Cash flows from financing activities	(518)	(555)	(563)
Net change in cash and cash equivalents	201	24	(589)
Cash and cash equivalents, beginning of period	992	1,319	1,581
Cash and cash equivalents, end of period	$1,193	$1,343	$992

Certain amounts in prior periods’ financial statements have been reclassified to conform to the current presentation.

#   #   #
Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import.  Similarly, statements herein that describe TI’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of TI or its management:

•	Market demand for semiconductors, particularly in key markets such as communications, computing, industrial and consumer electronics;
•
TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;
•	TI’s ability to compete in products and prices in an intensely competitive industry;
•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;
•	Expiration of license agreements between TI and its patent licensees, and market conditions reducing royalty payments to TI;
•
Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather and earthquakes in the locations in which TI, its customers or its suppliers operate;
•	Availability and cost of raw materials, utilities, manufacturing equipment, third-party manufacturing services and manufacturing technology;
•
Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•
Changes in laws and regulations to which TI or its suppliers are or may become subject, such as those imposing fees or reporting or substitution costs relating to the discharge of emissions into the environment or the use of certain raw materials in our manufacturing processes;

•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;
•	Customer demand that differs from our forecasts;
•	The financial impact of inadequate or excess TI inventory that results from demand that differs from projections;
•	Impairments of our non-financial assets;
•	Product liability or warranty claims, claims based on epidemic or delivery failure or recalls by TI customers for a product containing a TI part;
•	TI’s ability to recruit and retain skilled personnel;
•	Timely implementation of new manufacturing technologies, installation of manufacturing equipment and the ability to obtain needed third-party foundry and assembly/test subcontract services;
•	TI’s obligation to make principal and interest payments on its debt; and
•	TI’s ability to successfully integrate National Semiconductor’s operations, product lines and technologies, and to realize opportunities for growth and cost savings from the acquisition.

For a more detailed discussion of these factors, see the Risk Factors discussion in Item 1A of TI’s most recent Form 10-K.  The forward-looking statements included in this release are made only as of the date of this release, and TI undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

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